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                  Amendment to Articles of Incorporation
                                   of

                               PATS, INC.

                       a Maryland Close Corporation


     THIS IS TO CERTIFY that the undersigned, being the sole stockholder (there being no holders of subscriptions for stock) of PATS, INC., a Maryland close corporation (the "Corporation"), amends the Articles of Incorporation for the Corporation, filed with the Department of Assessments and Taxation of the State of Maryland (the "SDAT") on August 27, 1976 in Film 2314, at folio 0526 (the "Articles"), as follows:

     Article SECOND thereof, electing to be a close corporation as set out in the Corporations and Associations Article of the Annotated Code of Maryland (the "Act") is hereby deleted, the sole stockholder having determined, by action in lieu of a meeting taken after waiver of any right to statutory notice, under the Act or the bylaws of the Corporation, all pursuant to Section 2-505 of the Act.

Attached hereto is a copy of the Action of the Sole Stockholder in lieu of a Meeting, authorizing the Amendment to the Articles.

All other terms and provisions of the Articles, except as specifically modified hereby are hereby readopted and affirmed.

     IN WITNESS WHEREOF, the undersigned duly authorized corporate officer of the sole stockholder of PATS, INC. has executed these Articles of Amendment and acknowledge them to be the act of the said sole stockholder, as of this 22nd day of January, 1999.


WITNESS                          DeCrane Aircraft Holdings, Inc.
                                 Sole Shareholder


/s/ Steve Tepper                 By: /s/ John R. Hinson (SEAL)
---------------------------          -----------------------------
Steve Tepper                         John R. Hinson
                                     Chief Financial Officer